Exhibit 10.1

AMENDMENT TO THE SETTLEMENT AGREEMENT

This Amendment (this “Amendment”) to that certain Settlement Agreement and Release, dated as of January 13, 2023 (the “Settlement Agreement”) is entered into as of March 2, 2023 (the “Effective Date”), by and among (a) Mullen Automotive Inc., a Delaware corporation (the “Company”), and (b) Acuitas Capital LLC, a Delaware limited liability company (“Acuitas”). Collectively, the Company and Acuitas shall be referred to as the “Parties”. Capitalized terms not defined herein shall have the same meaning as set forth in the Settlement Agreement.

RECITALS

WHEREAS, the Parties desire to amend the Settlement Agreement to fix the date for exercise of the Settlement Additional Purchase Right.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual agreements and covenants contained herein, the parties hereto hereby agree as follows:

SECTION 1. Amendment. Effective upon the Effective Date, Section 1 of the Settlement Agreement is hereby amended and restated in its entirety to read in full as follows:

1. Settlement by the Company. In consideration for the settlement of the claims described herein, (a) the Company agrees to grant Acuitas the Settlement Additional Purchase Right, which Acuitas has irrevocably agreed to exercise and purchase shares of Series D Preferred Stock on June 1, 2023 on the same terms that apply to Additional Purchases as described in Section 4(p) of the Securities Purchase Agreement; provided, however, that, upon full payment for such Series D Preferred Stock on June 1, 2023, Acuitas shall receive Additional Warrants exercisable for 185% of shares of Common Stock at an exercise price equal to the closing price of the Common Stock as of May 31, 2023 and (ii) that Additional Warrants issued pursuant the Settlement Additional Purchase Right will be in the form attached hereto as Exhibit A; and (b) Acuitas agrees to issue to the Company a promissory note, a form of which is attached hereto as Exhibit B, which note shall have a principal amount equal to the Settlement Payment and which, inter alia, shall be immediately due and payable upon confirmation that the shares of Common Stock issuable upon conversion of the Series D Preferred Stock and Warrants issued pursuant to the Settlement Additional Purchase Right have been reserved for issuance and that the resale of such reserved shares of Common Stock have been registered on a registration statement filed with the U.S. Securities and Exchange Commission (the “Commission”). Except as provided herein, shares of Series D Preferred Stock and Warrants purchased pursuant to the Settlement Additional Purchase Right shall be subject to the same terms and conditions of the Securities Purchase Agreement as if they were Additional Purchase Shares or Additional Warrants, respectively.

SECTION 2. Choice of Law. This Amendment is governed by, and construed in accordance with, the laws of the State of New York, United States of America, without giving effect to the conflict of laws provisions thereof to the extent such principles or rules would require or permit the application of the laws of any jurisdiction other than those of the State of New York.

SECTION 3. Miscellaneous. Except as provided herein, the Settlement Agreement shall remain unchanged and in full force and effect. This Amendment may be executed in one or more counterparts (including by facsimile or electronic mail or in .pdf) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.

[Signature pages follow]

IN WITNESS WHEREOF, and intending to be legally bound, each of the Parties hereto has caused this Amendment to be executed as of the date(s) set forth below.

Mullen Automotive Inc.

By:	/s/ David Michery
Name:	David Michery
Title:	Chief Executive Officer

Acuitas Capital, LLC

By:	/s/ Terren Peizer
Name:	Terren Peizer
Title:	Chief Executive Officer